EXHIBIT 10.25

Coca-Cola Enterprises Inc.

20     Deferred Stock Unit Award

Deferred Stock Unit Award Recipient:

Performance Condition to Vesting (“Performance Condition”):

Service Condition to Vesting (“Service Condition”):

We are pleased to advise you of your 2006 Deferred Stock Unit Award from Coca-Cola Enterprises Inc. (also referred to as the “Company”), under the 2004 Stock Award Plan (the “Plan”). The terms and conditions applicable to this Deferred Stock Unit Award (“DSU Award”) are described below.

1.	2006 Deferred Stock Unit Award. A 20 DSU Award account has been established on your behalf under the Plan, and it has been credited with deferred stock units.

Upon the satisfaction of the applicable vesting conditions, the Company will immediately distribute a share of Coca-Cola Enterprises Inc. common stock to you for each deferred stock unit credited to your account under the 2006 DSU Award.

2.	Nature of Deferred Stock Unit Award. Your DSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this award. The DSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends. Your DSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

3.	Vesting in Deferred Stock Units. Your DSU Award (or in certain circumstances, a portion of your DSU Award) will vest as of the date both the Performance Condition and the Service Condition are satisfied.

Although the Performance Condition must still be met within the period specified above, the Continued Service Condition will be waived under the following circumstances:

i.	For 100% of your DSU Award, in the event of your death or your termination on account of Disability.

ii.	For a pro rata portion of your DSU Award, upon your Severance Termination or Rule of 75 Retirement. The pro rata portion will be determined as follows: (a) the number of months between the date of this Award and your termination date, will be divided by 48 months, and (b) the resulting percentage will be used to determine the portion of your Award for which the Service Condition is waived.

4.	Effect of Termination of Employment. If your employment with the Company or an Affiliated Company terminates before this Award is vested, the following terms apply:

i.	If, before this Award vests, your employment with the Company or an Affiliated Company terminates on account of any reason other than your death, Disability, Severance Termination or Rule of 75 Retirement, your DSU Award will be forfeited on your termination date.

ii.	If, before the Service Condition is met, your employment terminates on account of your death, Disability, Severance Termination, or Rule of 75 Retirement, the portion of your DSU Award for which the Service Condition was waived will vest immediately if the Performance Condition has been met at the time of your termination or on such later date that the Performance Condition is met.

iii.	If, after the Service Condition is met, your employment terminates on account of your death, disability, Severance Termination, or Rule of 75 Retirement, 100% of your DSU Award will vest on the date the Performance Condition is met.

5.	Effect of a Change in Control of the Company. In the event of your Severance Termination within two years of a Change in Control of the Company (as defined in the 2004 Stock Award Plan), your DSU Award shall become vested on your termination date.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	An “Affiliated Company” includes any The Coca-Cola Company or any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (i) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (ii) the Company agrees to this subsequent employment.

b.	“Disability” means an inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.	“Rule of 75 Retirement” means your voluntary termination at or after you are age 55 and your age and service, when added together, equal 75.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason. For purposes of this definition, “Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from the Company’s corporate headquarters.

7.	Dividend Equivalents. Your DSU Award account will earn credits equal to any dividends declared by the Board of Directors on the Company’s common stock (“Dividend Equivalents”). These Dividend Equivalents will be equal to the dividends payable on the same number of shares of stock as the number of deferred stock units granted under this DSU Award.

The Dividend Equivalents credited to your account will become vested on the date all or any portion of your DSU Award vests. An amount equal to these Dividend Equivalents will be paid to you in cash at that time. If your DSU Award (or any portion of the Award) does not vest, all Dividend Equivalent credits will also be forfeited.

8.	Deemed Acceptance of Award. This document is a summary of your 20 Deferred Stock Unit Award under the Coca-Cola Enterprises Inc. 2004 Stock Award Plan, the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

9.	Acknowledgment of Nature of Plan and Deferred Stock Units. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

c.	neither the Award of Deferred Stock Units nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company;

10.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the deferred stock units, including their grant, vesting, or into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the Deferred Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares upon vesting of the Deferred Stock Units or the receipt of any cash payments, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon vesting of the Deferred Stock Units. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares to be issued on the vesting of the Deferred Stock Units to satisfy the withholding or payment on account obligation, and/or (2) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

11.	Reservation of Right to Modify Award to Comply with Section 409A. This Deferred Stock Unit Award is not intended to be subject to section 409A of the U.S. Internal Revenue Code. If the Deferred Stock Unit Award is treated as subject to section 409A, the Company reserves the authority to amend this award as necessary to comply with section 409A or to ensure that section 409A does not apply to this award.

12.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR

COCA-COLA ENTERPRISES INC.

P.O. BOX 723040

ATLANTA, GA, USA 31139-0040

(770) 989-3000

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